Exhibit 21.1
INTEL CORPORATION
SUBSIDIARIES (All 100% Owned)1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Intel Americas, Inc.	Delaware, U.S.
Intel Asia Holding Limited	Hong Kong
Intel Benelux B.V.	Netherlands
Intel Capital Corporation	Delaware, U.S.
Intel China Finance Holding (HK) Limited	Hong Kong
Intel China Finance I (HK) Limited	Hong Kong
Intel China Finance II (HK) Limited	Hong Kong
Intel China Ltd.	People's Republic of China
Intel Commodities Limited	Cayman Islands
Intel Corporation (UK) Ltd.	England and Wales
Intel Electronics Finance Limited	Cayman Islands
Intel Electronics Ltd.	Israel
Intel European Finance Corporation	Cayman Islands
Intel Finance B.V.	Netherlands
Intel Holdings B.V.	Netherlands
Intel International Finance CVBA	Belgium
Intel International, Inc.	California, U.S.
Intel Ireland Limited	Cayman Islands
Intel Malaysia Sdn. Berhad	Malaysia
Intel Overseas Funding Corporation	Cayman Islands
Intel Phils. Holding LLC	California, U.S.
Intel Products (Chengdu) Ltd.	People's Republic of China
Intel Semi Conductors Ltd.	Israel
Intel Semiconductor (Dalian) Ltd.	People's Republic of China
Intel Semiconductor (US) LLC	Delaware, U.S.
Intel Technologies, Inc.	Delaware, U.S.
Intel Technology Sdn. Berhad	Malaysia
Intel Warehouse Leixlip	Ireland
McAfee, Inc.	Delaware, U.S.
Mission College Investments Ltd.	Cayman Islands

[1]	As of December 27, 2014.